Exhibit 10.29

[*] The confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been filed separately with the commission.

PERSONAL AND CONFIDENTIAL

April 19, 2010

Mr. Praveen R. Jeyarajah

[*]

Dear Praveen:

On behalf of Rexnord Industries, LLC, I am pleased to offer you the position of Executive Vice President – Corporate & Business Development, with a start date of April 19, 2010. In this capacity, you will report directly to me. The terms of this offer are as follows:

SALARY

This is an exempt position. Your bi-weekly salary will be $15,384.61 ($400,000 annualized). Exempt positions are on a bi-weekly pay cycle. Associates are paid every other Friday by direct deposit. Exempt associates are paid current, meaning that the associate is paid for the current week of work and the week preceding it.

REXNORD MANAGEMENT INCENTIVE PLAN

Effective on your start date, you will be nominated to participate in the Rexnord Management Incentive Plan “MICP” for fiscal year 2010 at a target bonus of 50%. Bonus payments are normally made in June, following the end of the Company’s fiscal year, (April 1 through March 31).

REIMBURSEMENT OF OFFICES EXPENSES

We will pay for the reasonable expenses incurred by you related to your office located in the Washington D.C. area. Invoices should be submitted to Rexnord for review and processing.

SAVINGS PLAN & RETIREMENT PROGRAM

Effective 30 days after start, you will be enrolled in the Rexnord 401k savings program with 3% of your earnings contributed to the plan each pay period. Should you choose to decline this automatic contribution, you will be required to contact the 401k plan administrator. You can elect to contribute up to 75% of your pay. Rexnord will match 50% of the first 8% of associate contributions.

ASSOCIATE HEALTH AND INSURANCE PLANS

You will be eligible for the following comprehensive health and insurance plans, which are detailed in the enclosed information. These benefits will become effective the first day of the month following your start date.

•	The Rexnord Medical, Dental and Vision Plans

•	Noncontributory life insurance at one times your base pay. Additional coverage including dependent life, may be purchased at attractive rates.

•	Long-term and short-term disability insurance

VACATION

You will be eligible for four weeks, (20 days) per annum, in accordance with our vacation policy. Unused vacation may not be carried over from one year to the next.

CONDITIONS OF THIS OFFER

This offer is a description of employment and should not be construed as a contract, agreement or commitment of employment by Rexnord Industries, LLC for any particular period of time or to limit in any way the right of Rexnord Industries, LLC, or yourself to terminate your employment at will. This agreement supersedes and rescinds any and all employment agreements with Rexnord Industries, LLC, whether verbal, written or otherwise expressed or implied. Termination of employment shall not relieve you of any obligations contained in the attached Confidentiality Agreement, which continues in force and effect after the termination of your employment.

In order to comply with the Immigration Reform Control Act of 1986, Rexnord Industries, LLC is required to determine your eligibility to work in the United States. Therefore, please provide identification sufficient to establish your authorization status. This identification may include, but is not limited to the following: a valid United States Passport, alien registration card with photograph, or any two (2) of the following:

•	Original Social Security Card,

•	Valid Driver’s License or State ID Card per the Employment Eligibility Verification, (I-9) form

If you have additional questions regarding acceptable documentation for Employment Eligibility Verification, you can visit the Department of Homeland Security at http://uscis.gov/graphics/formsfee/forms/files/i-9.pdf.

This offer is contingent upon the following:

•	Our receipt of satisfactory employment references and background check

•	A satisfactory drug test result to be completed within 48 hours of acceptance of this offer

•

You not having entered into a signed agreement with a previous employer that contains a noncompetition clause that might affect your ability to accept employment with Rexnord Industries, LLC. If you have entered into such an agreement, you need to forward a copy of the agreement to my attention prior to any further action on this offer.

•	Completion of the Confidentiality Agreement. This document must be endorsed as a condition of employment before becoming employed.

Praveen, I am thrilled that you’re joining the Rexnord team on a full time basis and look forward to the impact you will have on building a great company.

Sincerely,

Rexnord Industries, LLC

/s/ Todd A. Adams

Todd A. Adams

President & CEO

Enclosures: Confidentiality Agreement, Benefits Overview, Vacation Policy, Holiday Policy, Holiday Schedule 2010, Drug Screen Instruction Memo, Authorization for Consumer Reports

Offer accepted:

/s/ Praveen R. Jeyarajah
Praveen R. Jeyarajah

4/19/10
Date

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